Exhibit 99.1

Advanced Photonix

ADVANCED PHOTONIX

Moderator: Laura

February 9, 2015

4:30 p.m. EST

Operator: Good day everyone and welcome to Advanced Photonix’s 2015 Third quarter earnings conference call. Today’s conference is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Jeff Anderson Advanced Photonix’s CFO. Please go ahead, sir.

Jeff Anderson: Thank you Laura. Before we get started, I want to remind listeners that this conference call will contain forward-looking statements, which involve known and unknown risks and uncertainties about the Company’s business and the economy and other factors that may cause actual results to differ materially from our expected achievements and anticipated results, including unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; problems with the integration of acquired companies and technology and possible inability to achieve expected synergies; and limited or slower than anticipated customer acceptance of new products which have been and are being developed by the Company. Please see our press release of today and our periodic reports filed with the SEC for a fuller statement of such risk factors. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call.

The forward-looking information given during this teleconference represents management’s expectations and beliefs as at the date hereof. The continued availability of this teleconference on the internet or through other media does not mean that the Company is reaffirming or confirming its continued validity, except as may otherwise required by law, the Company expressly disclaims any obligation to update or alter any of the forward looking statements made herein as a result of any event occurrence after the date hereof.

This conference call also contains a presentation of non-GAAP financial measures as defined in the SEC’s Regulation G. Reconciliations of the non-GAAP financial measures to the Company’s GAAP-based financial statements are included in the Company’s third quarter earnings press released today and are available on our web site at: www.advancedphotonix.com

On today’s call, I will briefly review a few financial highlights from our 3rd Quarter 2015 fiscal year and then I’ll turn the call over to Rob Risser COO for an update on business activities, who will pass the call onto Richard Kurtz CEO for closing remarks.

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Revenues

Our revenues for the quarter ended December 26, 2014 were $5.8 million, a decrease of 22% or $1.6 million from revenues of $7.4 million for the quarter ended December 27, 2013. On a year to date basis, our revenues were $21.3 million, a decrease of $807,000 or 4% from revenues of $22.1 million for the nine months ended December 27, 2013. Sequentially, revenues decreased 25% or $2.0 million from the quarter ended September 26, 2014. We experienced revenue increases in our Military/Aero and Medical markets for the quarter and revenue increases in the Military/Aero and Telecommunications markets for the nine months ending December 26, 2014 when compared to the prior year periods.

The Test and Measurement market revenue was approximately $3.8 million and $13.0 million in the third quarter and first nine months of fiscal 2015 respectively, a decrease of $1.4 million over each of the related prior year periods. In the third quarter of fiscal 2015, Comtest customers significantly reduced their purchases relative to the last year comparable quarter and the second quarter of fiscal 2015 as major carriers pushed out capital spending in their infrastructures to direct some of the cash savings to finance significant merger and acquisition activity. These conditions appear to have also dampened the outlook for our March quarter.

Telecommunications revenues in the third quarter and nine months of fiscal 2015 were $771,000 and $5.2 million, respectively, a decrease of 54% from the prior year three months and an increase of 11% from the prior year nine month periods. The lower three month revenue was primarily due to major carriers pushing out 100G capital spending in their infrastructures to direct some of the cash savings to finance significant merger and acquisition activity. From our second quarter of fiscal 2015 to the third quarter of fiscal 2015, we saw a $1.2 million drop in telecom sales due mostly because of the timing of deliveries for 100G customers. We expect the 100G market to rebound starting late in our March quarter. These market conditions have caused us to lower our outlook for our March quarter and as noted later, for the full year.

Military/Aerospace market revenues in the third quarter and first nine months of fiscal 2015 were $905,000 and $2.4 million respectively, an increase of 106% from the comparable prior year third quarter and a 8% increase over the prior year nine month activity. The third quarter improved by 9% over the second quarter of 2015. This is predominately due to long lived Optosolutions missile programs that have ramped up relative to prior periods.

Medical market revenues in the third quarter and first nine months of fiscal 2015 were $306,000, and $749,000 respectively, a $178,000 increase and a $163,000 decrease from the prior year periods. These fluctuations in revenue are mainly due to the timing of shipments related to one customer.

Given the pause in government spending experienced in the quarter that delayed expected Terahertz contract awards and the current capital spending approach of major carriers, we have revised our forecasted fiscal year 2015 revenues to be down by approximately 5% relative to the prior year. The proposed merger is expected to provide the liquidity needed for us to execute our growth plans over the next year. If the merger is not approved by our stockholders or does not proceed in a timely closing and projected revenue increases do not occur as forecast, then we may need to seek additional funding sources to meet our obligations.

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Gross Profit

Gross profit for the third quarter of fiscal 2015 was $1.9 million similar to the third quarter of fiscal 2014 as the effect of the drop in volume in the current year’s quarter was offset by the absence of $652,000 in restructuring costs incurred in last year’s third quarter. Year to date gross profit was $7.4 million down from $7.6 million in the first nine months of fiscal 2014. The lower gross profit dollars has been driven by the decline in Terahertz contract revenue.

Gross profit percentage was 32% for the third quarter of fiscal 2015 compared to 25% in the third quarter of fiscal 2014 and 34% in the second quarter of fiscal 2015. The fiscal 2015 third quarter gross margin rate improved year over year given the absence of the silicon fabrication shutdown costs incurred in fiscal 2014 but declined sequentially given the large decline in HSOR volume in the quarter.

Operating Expenses

Total operating expenses for the quarter and first nine months of fiscal 2015 were $2.6 million and $8.5 million, a decrease of $624,000 and $1.5 million, respectively over the comparable fiscal 2014 periods. Total operating expenses for the third quarter of fiscal 2015 decreased by $321,000 when compared to the second quarter of fiscal 2015. Operating expenses in all categories have been trimmed to lower our breakeven point.

The non-cash expensing of stock option and restricted stock grants included in operating expenses was $15,000 and $52,000 for the three and nine month period ended December 26, 2014 compared to $40,000 and $110,000 for the three and nine month period ended December 27, 2013 as stock awards have been limited over the past year.

Other Income (Expense), net

In the other income or expense section we did experience a change in the warrant liability that caused income of $140,000 for the current quarter and $231,000 for the nine months ended December 26, 2014 which is in contrast to expense of $124,000 and $213,000 in the prior year three and nine month periods.

Net Loss

We realized a net loss for the third quarter of fiscal 2015 of $701,000 or $0.02 per share, as compared to a net loss of $1,618,000 or $0.05 per share in the third quarter of fiscal 2014. For the nine months ending in December 2014 we realized a net loss of $1,337,000 or $0.04 per share relative to a net loss of $3,121,000 or $0.10 per share in the prior year. The improvement is the result of, reduced operating expenses and favorable warrant liability adjustments for the comparable periods. On a Non-Gaap basis, for the nine month ended in December this year we experienced a two cent loss versus a four cent loss last year again largely due to the operating expense reductions achieved in the current year.

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Liquidity and Capital Resources

At December 26, 2014, we had cash and cash equivalents of $110,000, a decrease of $10,000 from the March 31, 2014 balance. The lower balance for the nine month period is attributable to cash used in operating activities of $1.2 million, cash used in investing activities of $348,000, and cash provided by financing activities of $1.5 million. Given the minimal cash on hand, we are dependent on our line of credit with Silicon Valley Bank in order to maintain our liquidity and compliance with our debt covenants so that lenders do not demand payment on existing debt outstanding.

As of December 26, 2014, we were in compliance with the required liquidity and adjusted EBITDA covenant with our lenders, however we experienced a $2.1 million dollar reduction in HSOR revenues in the third quarter relative to the second quarter which was more than anticipated in November 2014 when we last reset our covenants with our major lenders. As a result, we sought and on February 5, 2015 obtained further covenant relief from our lenders by reducing the rolling six month adjusted EBITDA requirement for January through June 2015 to a negative $1,250,000, $1 of adjusted EBITDA required in July 2015 and $100,000 each month thereafter until maturity with up to $150,000 in transaction costs carved out of the calculation. The parties also agreed to reduce the minimum liquidity ratio to 1.30 to 1.00 from January 2015 until the maturity of each party’s respective debt. The proposed merger is expected to provide the liquidity needed for us to execute our growth plans after the merger. If the merger is not approved by our stockholders or does not proceed in a timely closing and projected revenue increases do not occur as forecast, then we may need to seek additional funding sources to meet our obligations which would include the alternatives of raising more capital, restructuring existing debt, or exploring strategic options which could include the sale of a portion or all of our product lines.

I would now like to turn the call over to our COO, Rob Risser.

Rob Risser: Thank you, Jeff. Good afternoon everyone and thank you for joining us on the call today. We have a lot to discuss this afternoon. I’ll briefly take a look in the rear view mirror and summarize last quarters’ operating results by product platform, then turn forward to look at what lies ahead, and then finally I’ll comment on some of the key aspects of our recently announced proposed merger with Luna Innovations which is more fully discussed in the Form S-4 and joint proxy statement filed earlier today.

Our 3rd quarter showed an adjusted EBITDA loss of ($436,000) reversing the positive AEBITDA of the first half of the year. Year to date adjusted AEBITDA is a loss of ($95,000) with positive results posted in both our OPTO solutions and HSOR product platforms year to date, offset investment and negative EBITDA in our THz product platform. As we indicated in on our second quarter earnings call, our HSOR product platform slowed down significantly in our 3rd quarter in both the transmission and Comtest markets. This slowdown resulted from delayed infrastructure capital expenditures by Verizon and AT&T due to unusually large acquisitions, including the recent purchase of wireless spectrum from the FCC, and a delayed 100G production ramp from a large China customer. In addition, while our THz product platform is continuing to gain traction in the process and quality control markets, it finished behind plan for the quarter and year-to-date due to slower customer adoption than anticipated and the delay of a large F35 government contract expected start in our 3rd quarter, which slipped to our 4th quarter. We see the HSOR product platform improving during the second half of our 4th quarter on the strength of our two recently announced successful 100G negotiations with our European and Chinese customers, our OPTO solutions product platform holding steady in Q4 with continued strength in the military market offsetting weakness in the farm implement market, and our THz product platform improving as a result of the start of our recently announced F35 development contract.

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Looking forward, we see stable performance in our OPTO solutions product platform as we enter FY16, the return to growth in our HSOR product platform, and continued progress toward market adoption of our THz product platform supported by application development funded by product sales and development contracts.

HSOR growth will be driven by the continued 100G infrastructure investment in the long haul, the acceleration of carrier 100G investment in the metro infrastructure build out, the ramping of the 100G COMTEST market as data centers begin investing in 4 by 25 Gbps modulation speeds to support cloud computing, and finally our entry into the growing fiber to the home and curb market, especially in China. The HSOR market is growing and it requires significant investment in product development to satisfy the evolving market requirements for ever increasing bandwidth necessary to deliver high definition video anytime anywhere. In that regard, we plan several new product releases in FY16 including the next generation 100G coherent receiver, which is gen 1.2, targeted at the 100G metro and long haul market, the next generation of our proprietary broad wavelength COMTEST product, the PT-28B, targeted at the 100G data center market, and the introduction of our proprietary avalanche photodiodes to the 2.5G and 10 Gbps fiber to the home market.

We will attend 3 large trade shows in our 4th quarter, Photonics West, the International Converting Exposition (or ICE), and the Optical Fiber Conference (or OFC). Our OPTO solutions product platform will be exhibiting this week at the Photonics West Show in San Francisco, CA and, among other products, will be demonstrating their tunable light source technology platform at the show. Our THz products will also be exhibited at our Photonics West booth, targeting the laboratory and research market. This week we will also be exhibiting our THz process control products with our Value Added Resellers in Orlando, FL at ICE. March 24th through the 26th we will be exhibiting our HSOR product platform at OFC in Los Angeles, CA. In conjunction with the OFC, we will also be sponsoring the Executive Forum held on the Monday before the conference for our 6th consecutive year.

As we have reiterated in past updates, investment in new product development is critical to building shareholder value by achieving top line growth leading to bottom line profitability. This is highlighted by the fact that revenue from products introduced in the last 2 years accounted for more than 35% of revenue in the quarter and 41% year-to-date. We continue to focus product development primarily in HSOR products and THz applications.

In summary, our third quarter revenue and adjusted EBITDA experienced a setback during the quarter due primarily to the slowdown in our HSOR product platform. Year to date, AEBITDA is negative ($95,000) with positive contributions from our OPTO solutions and HSOR product platforms providing resources to support technology and market development in our THz product platform. We see the 4th quarter improving relative to the 3rd quarter based upon an improving HSOR CAPEX environment and improved THz revenues due to the start of the F35 development contract.

I would like now to turn my attention to summarizing the recent proposed merger with Luna Technologies. We are excited about the anticipated positive impact for the combined company, its employees and our shareholders. I would encourage each of you to read the S-4 filed today providing the details of the proposed merger. I will summarize a few of the highlights of the proposed merger. Luna is a Virginia based company traded on the NASDEQ exchange with corporate HQ in Roanoke, VA: manufacturing 40 miles south in Blacksburg, near Virginia Tech University, and technology development located 120 miles north in Charlottesville, located near the University of Virginia.

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If approved by shareholders of both companies, API’s shareholders will own 44% of the outstanding stock of the combined company’s outstanding shares based upon the agreed upon exchange ratio of .31782 shares of Luna common stock for each share of API common stock. The exchange ratio was the result of extensive negotiations supported by a valuation analysis performed by B Riley. At the close of business on January 30th, the date both Boards approved the proposed merger, API’s closing stock price was $.33 per share and Luna’s was $1.68 per share. The agreed upon exchange ratio represented an equivalent API share price of $.53 per share, representing a 60% premium to market at the close of business o January 30th. The merger is structured to be a tax free exchange of API’s common stock for Luna’s common stock and upon shareholder approval of each company, API will become a wholly owned subsidiary of Luna Technologies.

The combined company board of directors will consist of 7 directors, 6 independent directors and the CEO of Luna, My Chung. The 6 independent directors will consist of 3 of Luna’s existing independent directors, with their current chairman remaining the chairman of the combined company, and 3 independent directors selected by API, including existing director Don Pastor and 2 new independent directors with strong industry background relevant to API’s markets. The new independent directors will be Gary Spiegel and Ed Coringrato. All existing API directors other than Don Pastor will not be involved in the combined entity as directors. Currently, the Luna Board of Directors compensation is composed entirely of stock and stock options.

Operationally, Steve Williamson and I will continue with API in our current capacities as CTO and COO respectively. The current Luna C-suite of officers will continue in their respective positions and our CEO and CFO will not be part of the merged company once closed.

We are excited about the future potential of the combined company, that will have approximately $50 million in trailing annual revenue, with a strong balance sheet with significant cash coming from Luna’s balance sheet, and optical technology based products that serve the telecommunication markets and the non destructive testing markets. With this strong balance sheet, combined with the significant savings that will be realized from the elimination public company costs, it will enable continued investment in our combined organic growth platforms of HSOR, THz, and Luna’s temperature and strain sensing instrumentation products.

I would now like to turn the call over to Rick.

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Richard Kurtz: Thank you, Rob and good afternoon everyone and thank you for joining us on the call today.

Jeff had already reviewed the third quarter with you and you heard that we have been hurt by external market conditions in both the HSOR and Terahertz product lines. Rob has review the overview of the proposed merger and 4th quarter outlook. So I am not going to dwell on the 3rd quarter as I know that most of you are more interested in hearing about the potential merger between API and LUNA. Before I comment on that, I would like to review some past history. API went public in 1990 with technology that was designed to provide a solid state replacement for photomultiplier tubes. Total annual revenue from these initial products never reached the market potential that was originally envisioned, at its peak reaching $7 Million dollar a year, clearly an insufficient number to support a public company., So in 2005 a new board and management team started to grow the business through acquisitions and within five years API’s annual revenues had nearly doubled, stabilizing in at $14 million a year. Still this was too small to justify being public, given the increasing regulatory burdens and expense of public company status. We also needed a growth driver business that could help API grow organically at a much faster rate than its existing product platform, Optosolutions. The opportunity to acquire that type of business came with Picometrix and its HSOR products and nascent Terahertz technology. We believed that the diversification of our product offerings would provide help to stabilize our revenue base and provide a base for internal growth. Overall this provided API with the grow from $21 to $30 million in the year after the merger of Picometrix. At the same time we have been severely whip-sawed by market conditions, supply chain constraints, financial meltdown and global economic conditions that have been hard to predict. API has incurred significant losses in prior years and must continue to grow revenues to become profitable. At the same time we have not had the necessary capital reserves to offset the revenue drops we experienced. This has created a cycle of seeking capital in the form of debt or equity over the past several years.

The proposed merger should help us to overcome some of these historical problems. Most immediately and dramatically it promises significant short term cost savings. .The expense of being a public company has increased dramatically and for API is now over $1.0 million annually.

Merging with another company that is also public should result in a dramatic decrease in these aggregate costs. In addition the merger promises to achieve significant savings in the aggregate compensation costs incurred by the two companies. One CEO and one CFO are expected to be eliminated and aggregate board costs substantially reduced. At the operational level the combined company is expected to realize over time meaningful savings on purchasing, manufacturing, sales and marketing expenses. Merging with a company that has a strong balance sheet should be especially helpful to API which has struggled to finance its own growth and the fact that Luna has a complementary technology should permit cross selling and provide other ways to leverage the existing customer base of each company.

These are some of the principal reasons the management of API is excited about the transaction and why we urge our shareholders to vote in favor of the merger.

On behalf of our team, we appreciate your continued support and I would now like to open up this call for your questions.

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Operator: Thank you, sir. To ask a question, please press the star key followed by the digit one on your telephone. Also if you’re listening on a speakerphone, you may want to disengage your mute button to allow your signal to reach our equipment. But once again, that’s star one to ask a question and we’ll pause for just a moment to assemble our question roster. Star one for questions please.

We’ll take our first question from: ------------- Go ahead please.

A series of unscripted questions and answers followed.

Operator: And this concludes our question and answer session. I would like to turn the call back over to management for closing remarks.

Richard Kurtz: Well I don’t have anything other to add other than to thank everybody for taking the time to listen to our report today. Again, management of API is excited about the transaction and we urge our shareholders to vote in favor of the merger. So have a great week and thank you again.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.